UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 8, 2010

MADISON SQUARE GARDEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-34434	No. 27-0624498
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two Penn Plaza New York, NY		10121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 465-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 8, 2010, Madison Square Garden, L.P. (“MSG”), an indirect wholly-owned subsidiary of Madison Square Garden, Inc., entered into a construction management agreement (the “Construction Agreement”) with Turner Construction Company (“Turner”) in connection with the comprehensive transformation (the “Transformation”) of the Madison Square Garden Arena (“The Garden”). Under the Construction Agreement, MSG has engaged Turner to act as construction manager for the Transformation, with responsibility for the orderly and expeditious performance of the construction work associated with the Transformation, including the direct performance of construction work, the engagement and supervision of, and responsibility for, subcontractors and the achievement of specific construction-related milestones in accordance with the timetable prescribed for the Transformation.

The scope of the work to be performed by Turner under the Construction Agreement is set forth in the plans and specifications for the Transformation prepared by Brisbin, Brook, Beynon Architects (“BBB”). Work is to be performed according to various agreed work coordination and sequencing plans. The plans contemplate that The Garden and The Theater at Madison Square Garden will be closed during the summer months from 2011 to 2013 (the “Summer Shutdowns”), and that The Theater at Madison Square Garden also will be closed for the summer of 2010 in order to support the Transformation. Under the plans, The Garden will remain open for the New York Knicks’ and New York Rangers’ regular seasons and playoffs in the years the Transformation takes place, the renovated lower bowl of The Garden will be open for the 2011-12 regular seasons and the renovated upper bowl will be open for the 2012-13 regular seasons. The plans provide for construction in areas including concourses and certain restrooms, concessions and suites to continue during the seasons and for a portion of the upper bowl seating (less than 1,500 seats) to be unavailable during part of the 2011-2012 season.

Under the Construction Agreement, MSG reimburses Turner (subject to certain exceptions and limitations) for payments required to be made by Turner to subcontractors for work performed and materials, supplies and equipment furnished pursuant to subcontracts approved by MSG as well as for certain other actual costs incurred by Turner in connection with the Transformation. In addition, Turner is to receive a fixed fee of $16,000,000 (the “Fixed Fee”), a portion of which is payable monthly. The Fixed Fee is subject to upward or downward revision upon any “Program Change,” defined as a material deviation in the scope of work to be performed.

In addition, following the time at which contracts accounting for 85% of the total work to be performed by subcontractors have been awarded, Turner is required to provide MSG with an option to have all Transformation work under the Construction Agreement completed for a guaranteed maximum price (the “Guaranteed Maximum Price”) to be proposed in good faith by Turner. If MSG were to exercise this option, MSG would nonetheless retain 100% of any savings should the final costs of the Transformation work performed under the Construction Agreement be less than the Guaranteed Maximum Price.

In addition to the Fixed Fee, under the Construction Agreement, Turner is entitled to certain bonus payments should it meet prescribed interim completion deadlines, and is subject to the payment of liquidated damages should it fail to meet such deadlines. These deadlines relate to each scheduled reopening of The Garden following each Summer Shutdown in 2011 and 2012 and the completion of certain specified work to be completed in the fall of 2011 and 2012. The bonuses potentially available to Turner under the Construction Agreement pursuant to these provisions amount to up to $2,500,000 in the aggregate, and the potential liquidated damages amount to up to $5,000,000 in the aggregate. Forfeited bonuses and liquidated damages are the exclusive damages that Turner would be required to pay MSG as a result of lateness under the Construction Agreement. Neither Turner nor MSG is responsible for any consequential, special, punitive or similar damages under the Construction Agreement. The duties and obligations imposed by the Construction Agreement and the rights and remedies available thereunder are in addition to, and not a limitation upon, any of the duties, obligations, rights and remedies otherwise imposed or available at law or in equity.

In addition to other termination rights, MSG may terminate the Construction Agreement for convenience at any time upon ten business days’ prior written notice to Turner subject to payment of certain incurred costs, accrued Fixed Fee amounts and other unreimbursed amounts owing to Turner as of the termination date.

The foregoing description of the Construction Agreement does not purport to be complete, should be read together with, and is qualified in its entirety by reference to, the Construction Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference to this Item 1.01.

This Current Report on Form 8-K contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including expectations regarding the costs and timing of the Transformation. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including the expected impact of the Transformation on our operations and the factors described in the Company’s filings with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1 Construction Management Agreement, dated as of July 8, 2010, between Madison Square Garden, L.P. and Turner Construction Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MADISON SQUARE GARDEN, INC.

	By:	/S/ ROBERT M. POLLICHINO
	Name:	Robert M. Pollichino
	Title:	Executive Vice President and Chief Financial Officer

Dated: July 9, 2010